UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 24, 2006

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63-0780521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon 97222

(Address of Principal Executive Offices) (Zip Code)

(503) 653-8881

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Definitive Material Agreement

On August 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Blount International, Inc. (“Blount” or “the Corporation”) awarded Chairman and Chief Executive Officer James S. Osterman 35,256 shares of Restricted Common Stock in the Corporation as part of the Long Term Incentive segment of Blount’s Executive Compensation Program. Although Mr. Osterman is entitled to vote the Restricted Shares and will be entitled to receive dividends or similar distributions, if any, he will not be able to transfer the Restricted Shares prior to their vesting. Vesting will occur with respect to 67% of the shares on August 24, 2008 and for 33% of the shares on August 24, 2009; however, upon Mr. Osterman’s retirement, any unvested shares become immediately vested.

This action was taken in connection with the salary increase and bonus segments of the Executive Compensation Program awarded to Mr. Osterman on February 14, 2006, for performance during Fiscal Year 2005. The proposed award of Restricted Stock was disclosed in the 2006 Proxy Statement dated March 21, 2006, and was in lieu of an award of stock-settled stock appreciation rights, which the Committee granted to other Blount executive officers and employees on February 21, 2006. The action by the Committee in awarding the Restricted Stock was deferred until the approval by the Corporation’s stockholders of the 2006 Equity Incentive Plan, which among other things made the Restricted Stock instrument available for incentive awards. This approval was given at the Corporation’s Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

Dated: August 30, 2006

	By:	/s/ Richard H. Irving, III
	Name:	Richard H. Irving, III
	Title:	Senior Vice President, General Counsel and Secretary